As filed with the Securities and Exchange Commission on March 12, 2004

Registration No. 333-_____________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________

ENTERGY NEW ORLEANS, INC. (Exact name of registrant as specified in its charter)
Louisiana (State or other jurisdiction of incorporation or organization)	4911 (Primary Standard Industrial Classification Code Number)	72-0273040 (I.R.S. Employer No.)
1600 Perdido Street, Building 505 New Orleans, Louisiana 70112 (504) 670-3674 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

_____________________

MARK G. OTTS	NATHAN E. LANGSTON	KIMBERLY M. REISLER
Senior Counsel	Senior Vice President and	Partner
Corporate and Securities	Chief Accounting Officer	Thelen Reid & Priest LLP
Entergy Services, Inc.	Entergy New Orleans, Inc.	875 Third Avenue
639 Loyola Avenue	639 Loyola Avenue	New York, New York 10022-6225
New Orleans, Louisiana 70113	New Orleans, Louisiana 70113	(212) 603-2207
(504) 576-5228	(504) 576-4326

(Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

_____________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

_____________________

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Proposed maximum aggregate offering price (1)	Amount of registration fee (1)
First Mortgage Bonds, 3.875% Series due August 1, 2008	$30,000,000	$3,801
First Mortgage Bonds, 5.25% Series due August 1, 2013	$70,000,000	$8,869
Total	$100,000,000	$12,670

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

_______________________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS

$100,000,000 #9; FIRST MORTGAGE BONDS

$30,000,000 First Mortgage Bonds, 3.875% Series due August 1, 2008
$70,000,000 First Mortgage Bonds, 5.25% Series due August 1, 2013

EXCHANGE OFFER
by
ENTERGY NEW ORLEANS, INC.
1600 Perdido Street, Building 505, New Orleans, Louisiana 70112
(504) 670-3674

We are offering to exchange:

    your outstanding unregistered First Mortgage Bonds, 3.875% Series due August 1, 2008 for registered First Mortgage Bonds, 3.875% Series due August 1, 2008, and
    your outstanding unregistered First Mortgage Bonds, 5.25% Series due August 1, 2013 for registered First Mortgage Bonds, 5.25% Series due August 1, 2013.

The terms of the registered first mortgage bonds will be identical to those of your unregistered first mortgage bonds, except for certain transfer restrictions, registration rights and interest provisions. The registered first mortgage bonds will be issued under the same mortgage as your unregistered first mortgage bonds. The exchange of first mortgage bonds will not be a taxable event for federal income tax purposes.

You will be able to resell the registered first mortgage bonds without compliance with the prospectus delivery requirements of the Securities Act of 1933, subject to certain conditions. There is presently no trading market for the registered first mortgage bonds, and there is no assurance that a market will develop since we do not intend to apply for listing of the registered first mortgage bonds on a national securities exchange or on the Nasdaq Stock Market.

To exchange your unregistered first mortgage bonds for registered first mortgage bonds, you must complete and send the letter of transmittal that accompanies this prospectus to the exchange agent by 5:00 P.M., New York time, on ______________, 2004. If your unregistered first mortgage bonds are held in book-entry form at The Depository Trust Company, you must instruct The Depository Trust Company through your signed letter of transmittal that you wish to exchange your unregistered first mortgage bonds for registered first mortgage bonds. When the exchange offer closes, your Depository Trust Company account will be changed to reflect your exchange of unregistered first mortgage bonds for registered first mortgage bonds.

This prospectus gives you detailed information about the exchange offer. We recommend that you read this entire prospectus, along with the additional information described under the heading "Where You Can Find More Information." Pay particular attention to the matters referred to under "Risk Factors" starting on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

We are not asking you for a proxy, and you are requested not to send us a proxy.

The date of this prospectus is __________________, 2004.

ABOUT THIS PROSPECTUS

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to you upon written or oral request. Requests for information should be made to Christopher T. Screen, Assistant Secretary, Entergy New Orleans, Inc., Post Office Box 61000, New Orleans, Louisiana 70161, telephone number (504) 576-4212. To obtain timely delivery, you must request the information no later than __________, 2004, which is five business days before the expiration date of the exchange offer.

PROSPECTUS SUMMARY

This summary is not complete and only highlights certain information in this prospectus. As a result, this summary may not contain all of the information that is important to you. To understand the exchange offer, you should read this entire Prospectus, the exhibits to the registration statement, and for more specific information concerning our business and affairs, including significant contingencies, significant factors and known trends, our general capital requirements, our financing plans and capabilities, and pending legal and regulatory proceedings, the incorporated documents listed under the caption "Where You Can Find More Information".

The Exchange Offer

When we initially sold the unregistered First Mortgage Bonds, 3.875% Series due August 1, 2008, and the unregistered First Mortgage Bonds, 5.25% Series due August 1, 2013, which are collectively referred to in this prospectus as the "Outstanding Bonds," we agreed to register similar first mortgage bonds with the Securities and Exchange Commission and to conduct this exchange offer. If we do not complete the exchange offer by April 26, 2004, with respect to the unregistered First Mortgage Bonds, 3.875% Series due August 1, 2008 and the unregistered First Mortgage Bonds, 5.25% Series due August 1, 2013, we will be required to pay additional interest on the Outstanding Bonds. You should read the discussion under the heading "Summary of Terms of the Exchange Bonds" and "Description of the Exchange Bonds" for further information regarding the registered first mortgage bonds. In this prospectus, the registered first mortgage bonds that will be issued in the exchange offer are called the "Exchange Bonds."

You will be able to resell the Exchange Bonds without compliance with the prospectus delivery provisions of the Securities Act of 1933 (the "Securities Act"), subject to certain conditions. You should read the discussion under the headings "Summary of Terms of the Exchange Offer" and "The Exchange Offer" for further information regarding the exchange offer and resale of the Exchange Bonds.

Entergy New Orleans, Inc.

We are an electric and gas public utility company providing service to customers in New Orleans, Louisiana since 1926.

We are owned by Entergy Corporation, which is a registered public utility holding company under the Public Utility Holding Company Act of 1935. The other major public utilities owned by Entergy Corporation are Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc., and Entergy Mississippi, Inc. Entergy Corporation also owns all of the common stock of System Energy Resources, Inc., the principal asset of which is its interest in the Grand Gulf Electric Generating Station ("Grand Gulf"). Capacity and energy from Grand Gulf are allocated among us, Entergy Arkansas, Inc., Entergy Louisiana, Inc., and Entergy Mississippi, Inc. under a unit power sales agreement. Our allocated share of Grand Gulf's capacity and energy, together with related costs, is 17%. Payments we make under the unit power sales agreement are generally recovered through rates set by the City Council of the City of New Orleans, Louisiana (the "Council"), which regulates our electric and gas services, rates and charges.

Together with Entergy Arkansas, Inc., Entergy Louisiana, Inc., and Entergy Mississippi, Inc., we own all of the capital stock of System Fuels, Inc. System Fuels, Inc. is a special purpose company which implements and maintains certain programs for the purchase, delivery and storage of fuel supplies for Entergy Corporation's utility subsidiaries.

Summary of Terms of the Exchange Offer
The Exchange Offer

We are offering to exchange:

your outstanding unregistered First Mortgage Bonds, 3.875% Series due August 1, 2008 for registered First Mortgage Bonds, 3.875% Series due August 1, 2008 (such registered first mortgage bonds are referred to in this prospectus as the "3.875% Exchange Bonds"), and your outstanding unregistered First Mortgage Bonds, 5.25% Series due August 1, 2013 for registered First Mortgage Bonds, 5.25% Series due August 1, 2013 (such registered first mortgage bonds are referred to in this prospectus as the "5.25% Exchange Bonds").

The Exchange Bonds will be identical to the Outstanding Bonds for which they are exchanged, except for certain transfer restrictions, registration rights and interest provisions. You may exchange Outstanding Bonds only in integral multiples of $1,000.

Once this exchange offer is complete, we will not conduct another exchange offer or register your Outstanding Bonds at any time.

Expiration Date; Withdrawal of Tender

The exchange offer will expire at 5:00 P.M., New York time, on __________, 2004 unless we extend it. After you send your letter of transmittal to the exchange agent, if you decide not to exchange your Outstanding Bonds, you can withdraw your letter of transmittal at any time before the exchange offer expires. Any Outstanding Bonds not accepted for exchange for any reason will be returned to you as promptly as practicable after the expiration or termination of the exchange offer.

Procedures for Tendering Outstanding Bonds

If you wish to exchange your Outstanding Bonds, you must complete, sign and date the letter of transmittal and deliver it to The Bank of New York, as exchange agent. The letter of transmittal contains detailed instructions and also requires you to agree to comply with the registration and prospectus delivery requirements of the Securities Act.

Guaranteed Delivery Procedures

You may be required to deliver certain documents with your letter of transmittal. If any of those documents are not available or deliverable before the exchange offer expires, you should follow the guaranteed delivery procedures set forth in "The Exchange Offer-Guaranteed Delivery Procedures."

Registration Rights Agreement

The registration rights agreement by and among us and the initial purchasers of the Outstanding Bonds entitles you to exchange your Outstanding Bonds for Exchange Bonds with substantially identical terms. This exchange offer satisfies this right.

If we are unable to complete the exchange offer because of a change in the position of the Securities and Exchange Commission (the "SEC") or a violation of applicable law, we will file a shelf registration statement covering resales of your Outstanding Bonds. We will then use our best efforts to enable you to use the shelf registration statement to resell your Outstanding Bonds for two years after the respective original issue date of the Outstanding Bonds or until all the Outstanding Bonds covered by the shelf registration statement have been sold or otherwise cease to be "registrable bonds" within the meaning of the registration rights agreement.

Failure to Tender Outstanding Bonds

If you do not tender your Outstanding Bonds or we do not accept your tender because, among other things, you invalidly tendered your Outstanding Bonds, you will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. Your Outstanding Bonds, will, however, remain outstanding and continue to accrue interest.

Resales

We believe that you will be able to resell the Exchange Bonds without compliance with the registration and prospectus delivery provisions of the Securities Act provided:

you acquire the Exchange Bonds in the ordinary course of your business;

you are not participating and do not intend to participate in a distribution of the Exchange Bonds; and

you are not an "affiliate" of ours.

If you do not meet these requirements, you may only transfer Exchange Bonds if you comply with the prospectus delivery and registration requirements of the Securities Act; otherwise, you may incur liability under the Securities Act. We will not assume or indemnify you against such liability.

Certain Federal Income Tax Consequences	For a discussion of certain federal income tax considerations relating to the exchange of Outstanding Bonds for Exchange Bonds, see "Material United States Federal Income Tax Consequences."
Regulatory Approvals

Except for the registration of the exchange offer under the Securities Act, no federal or state regulatory requirements must be complied with and no federal or state approvals must be obtained in connection with the exchange offer. To register the exchange offer under the Securities Act, we filed with the SEC a registration statement on Form S-4. This prospectus constitutes a part of that registration statement.

Dissenters' Rights	You will not have any dissenters' rights of appraisal with respect to the exchange offer.
Certain Conditions to the Exchange Offer

The exchange offer is subject to certain customary conditions, which we may waive. These conditions are more fully described later in this prospectus under "The Exchange Offer-Certain Conditions to the Exchange Offer."

Use of Proceeds	We will receive no proceeds from the exchange of Outstanding Bonds pursuant to the exchange offer.
Exchange Agent

The Bank of New York is the exchange agent. You may call The Bank of New York at (212) 815-5098 or write to them at the following address:

The Bank of New York
101 Barclay Street, 7 East
New York, New York 10286
Attn: Bernard Arsenec

Summary of Terms of the Exchange Bonds
Issuer	Entergy New Orleans, Inc.
Exchange Bonds	We will issue up to: $30 million principal amount of 3.875% Exchange Bonds, and $70 million principal amount of 5.25% Exchange Bonds.
Maturity Dates	The 3.875% Exchange Bonds will mature on August 1, 2008. The 5.25% Exchange Bonds will mature on August 1, 2013.
Interest Payment Dates

We will pay interest on the 3.875% Exchange Bonds and on the 5.25% Exchange Bonds on February 1 and August 1 of each year. Interest starts to accrue on the Exchange Bonds from the last date on which interest was paid on the Outstanding Bonds.

Optional Redemption of 3.875% Exchange Bonds

The 3.875% Exchange Bonds are redeemable at our option, in whole or in part, upon not less than 30 days' notice nor more than 60 days' notice at a redemption price equal to the greater of

100% of the principal amount, and

the sum of the present values of the remaining scheduled principal and interest payments (other than interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis at a rate equal to 0.25% plus the rate on a United States Treasury security with a comparable maturity, plus, in each case, accrued and unpaid interest to the redemption date.

Optional Redemption of 5.25% Exchange Bonds

The 5.25% Exchange Bonds are redeemable at our option, in whole or in part, upon not less than 30 days' notice nor more than 60 days' notice at a redemption price equal to the greater of

100% of the principal amount, and

the sum of the present values of the remaining scheduled principal and interest payments (other than interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis at a rate equal to 0.25% plus the rate on a United States Treasury security with a comparable maturity, plus, in each case, accrued and unpaid interest to the redemption date.

Redemption of Bonds at Option of Holders Exchange or Redemption upon Merger or Consolidation Mortgage ............................................

The City of New Orleans has a continuing option to purchase our electric and gas properties. If all or substantially all of our property subject to the mortgage is taken or acquired in this manner, we have agreed to allow each registered holder of the Exchange Bonds to require us to redeem its Bonds, in whole or in part, at the price of 101% of the principal amount of the Exchange Bonds of each series being redeemed plus accrued and unpaid interest thereon to the redemption date.

If we merge or consolidate with Entergy Louisiana, Inc., we would have the right to offer to exchange all outstanding first mortgage bonds for a like principal amount of the new merged or consolidated company's first mortgage bonds with the same interest rates, interest payment dates, maturity dates and redemption provisions. Holders of all outstanding first mortgage bonds must either accept this offer or tender their first mortgage bonds to us for redemption at a price of 100% of their principal amount plus accrued and unpaid interest as of the redemption date.

The Exchange Bonds will be issued under and secured by our mortgage and deed of trust, under which The Bank of New York, successor corporate trustee, and Stephen Giurlando, successor co-trustee, are trustees.

Security

The Exchange Bonds will be secured, equally and ratably with all other first mortgage bonds issued and outstanding under our mortgage (the bonds of all series that have been and may be issued under the mortgage, including the Exchange Bonds, are referred to as "first mortgage bonds"), by a direct first mortgage lien on all our principal properties, including principal properties acquired by us after the date of the indenture, except the following properties:

  cash and securities;
  merchandise, equipment, apparatus, materials or supplies held for sale or other disposition in the usual course of business or consumable during use;
  automobiles and other vehicles and aircraft, timber, minerals, mineral rights and royalties;
  receivables, contracts, leases and operating agreements; and
  properties released under the terms of the mortgage.

The first mortgage lien is subject to:

  minor defects and encumbrances customarily found in similar utility properties, but which do not materially impair the use of the property in the conduct of our business;
  other liens, defects and encumbrances, if any, existing or created when we acquired the property;
  excepted encumbrances; and
  limitations under bankruptcy law.

Sinking Fund, Maintenance and Replacement Fund and Improvement Fund	There is no sinking fund, maintenance and replacement fund, improvement fund, or similar fund with respect the Exchange Bonds.
Dividend Covenant

So long as any Exchange Bonds remain outstanding, we will not pay any cash dividends on common stock or repurchase common stock after June 30, 2003, if, after giving effect to such dividends or purchases, the aggregate amount of such dividends or purchases after June 30, 2003 (other than dividends we have declared on or before June 30, 2003) exceeds credits to earned surplus after June 30, 2003, plus $150 million, plus such additional amounts as the SEC shall approve under the Public Utility Holding Company Act of 1935.

Issuance of Additional First Mortgage Bonds

The maximum principal amount of bonds that may be issued under the mortgage is $10 billion. First mortgage bonds of any series may be issued from time to time on the following bases:

  70% property additions after adjustments to offset retirements;
  retirements of first mortgage bonds or certain first mortgage bonds issued under our prior first mortgage; or
  deposit of cash with the trustees.

As of December 31, 2003, we could have issued approximately $121 million of additional first mortgage bonds on the basis of net property additions and $10 million of additional first mortgage bonds on the basis of retired first mortgage bonds.

Defaults

The following are events of default under the mortgage:

  default in payment of principal;
  default for 30 days in the payment of interest;
  certain events of bankruptcy, insolvency or reorganization;
  the continuation of a default in other covenants for 90 days after notice (unless we have in good faith commenced efforts to perform the covenant); and
  default under a supplemental indenture.

Amendment of Mortgage

The rights of holders of first mortgage bonds may be modified with the consent of the holders of a majority in aggregate principal amount of the first mortgage bonds. If less than all series of first mortgage bonds are adversely affected by a modification, the consent of the holders of a majority in aggregate principal amount of the first mortgage bonds adversely affected is required. No modification of the terms of payment of the principal of and, premium, if any, and interest on, the first mortgage bonds, and no modification affecting the lien of the mortgage or reducing the percentage required for modification, is effective against any holder of first mortgage bonds without such holder's consent.

Selected Financial Data

Set forth below are certain selected financial and other data about us for the twelve-month periods indicated. This information should be read in conjunction with our 2003 annual financial statements, and other information included or incorporated by reference in this prospectus. Our selected financial data set forth below have been derived from our audited financial statements and notes thereto for each of the five years in the period ended December 31, 2003, which have been prepared in accordance with generally accepted accounting principles.

	2003	2002	2001	2000	1999

Operating revenues	$654,016	$507,874	$630,850	$640,290	$507,788
Net income	$7,859	$(230)	$(2,195)	$16,518	$18,961
Total assets	$619,819	$584,705	$566,037	$559,231	$485,746
Long-term obligations(1)	$229,217	$229,191	$229,097	$199,031	$169,083

(1) Includes long-term debt (excluding currently maturing debt).
	2003	2002	2001	2000	1999

Electric Operating Revenues:
Residential	$178,133	$170,517	$189,474	$188,314	$158,822
Commercial	161,716	153,776	186,299	170,684	146,328
Industrial	26,416	24,657	31,725	25,479	25,584
Governmental	68,238	65,746	80,918	73,028	63,056
Total retail	$434,503	$414,696	$488,416	$457,505	$393,790
Sales for resale:
Associated companies	$85,478	$7,075	$9,864	$31,629	$14,207
Non-associated companies	1,696	1,698	3,466	8,504	10,545
Other	5,983	1,058	926	17,136	7,889
Total	$527,660	$424,527	$502,672	$514,774	$426,431
Billed Electric Energy
Sales (GWh):
Residential	2,133	2,158	1,981	2,178	2,102
Commercial	2,262	2,255	2,185	2,260	2,208
Industrial	413	409	414	384	514
Governmental	1,036	1,053	1,017	1,058	1,071
Total retail	5,844	5,875	5,597	5,880	5,895
Sales for resale:
Associated companies	1,312	144	115	570	441
Non-associated companies	28	32	59	141	180
Total Electric department	7,184	6,051	5,771	6,591	6,516

RISK FACTORS

You should carefully consider the information we have included or incorporated by reference in this prospectus. In particular, you should carefully consider the risk factors described below, as well as the factors listed in "Forward-Looking Information" immediately following the risk factors.

If you do not exchange your Outstanding Bonds in the exchange offer, you may be required to hold them indefinitely; in addition it is likely that there will be an illiquid trading market for the Outstanding Bonds that are not exchanged in the Exchange Offer.

If you do not exchange your Outstanding Bonds for Exchange Bonds in the exchange offer, the transfer restrictions printed on your Outstanding Bonds will continue to apply. These restrictions arise because your Outstanding Bonds were not registered under the Securities Act and applicable state securities laws. In general, your Outstanding Bonds may not be offered or sold until they are registered under the Securities Act and applicable state laws, unless the sale qualifies for an exemption. If you do not participate in the exchange offer, you may be required to hold the Outstanding Bonds indefinitely, unless a registration statement with respect to the Outstanding Bonds is filed and becomes effective. After the exchange offer is completed, we will have no obligation, and do not intend, to register your Outstanding Bonds under the Securities Act. In addition, if you tender your Outstanding Bonds in the exchange offer for purposes of participating in a distribution of the Exchange Bonds, you may be deemed to have received restricted securities. If you are deemed to have received restricted securities, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act if you resell your Exchange Bonds. We expect that the outstanding aggregate principal amount of the Outstanding Bonds will decrease because of the exchange offer. As a result, it is unlikely that a liquid trading market will exist for the Outstanding Bonds at any time. This lack of liquidity will make transactions more difficult and may reduce the trading price of the Outstanding Bonds. See "The Exchange Offer."

Ratepayers have instituted two proceedings against us in which we have significant potential exposure. A final adverse decision in either or both of these proceedings could result in a material decrease in our revenues and cash flow.
  A group of residential and business ratepayers commenced a proceeding before the New Orleans City Council (the "Council") in which they allege that we overcharged ratepayers since 1975 in violation of limits on our rate of return allegedly established by ordinances passed by the Council in 1922 and that we should be required to refund between $240 and $825 million to our ratepayers. We filed testimony stating that we have charged only those rates authorized by the Council in accordance with applicable law and that no refund is therefore warranted. Discovery is ongoing; no date has been set for the hearing on the merits since the June 2002 date for the hearing on the merits was continued. The Council denied a motion filed by the plaintiffs seeking the recusal of the Council and the disqualification of the advisors representing the Council in this proceeding. The plaintiffs have appealed the ruling of the Civil District Court for the Parish of Orleans, Louisiana that upheld the denial of the motion by the Council, and that appeal is currently pending before the Louisiana Fourth Circuit Court of Appeal.
  A group of ratepayers filed a complaint with the Council alleging that we and certain of our affiliates engaged in fuel procurement and power purchasing practices and included certain costs in our fuel adjustment charges that could have resulted in our customers being overcharged by more than $100 million over a period of years. In February 2004, the Council approved a resolution providing for a refund to customers totalling approximately $11.3 million, including interest, which amounts are to be credited to customers during the months of June through September 2004. Management believes that it has adequately provided for the liability associated with this proceeding as of December 31, 2003. The resolution concludes, among other things, that the record does not support an allegation that our actions or inactions, either alone or in concert with any of our affiliates, constituted a misrepresentation or a suppression of the truth made to obtain for us an unjust advantage or to cause loss, inconvenience or harm to our ratepayers. The plaintiffs have appealed this Council resolution to the Civil District Court for the Parish of Orleans, Louisiana ("CDC"). The plaintiffs had also filed a companion proceeding in CDC seeking damages for various alleged state law causes of action, including treble damages for alleged injuries arising from our alleged violation of Louisiana antitrust laws, based on factual allegations similar to the factual allegations that the plaintiffs made in their complaint filed with the Council. We will have an opportunity to file exceptions to the plaintiffs' allegations, asserting, among other things, that jurisdiction over these issues rests with the Council and the FERC. If necessary, at the appropriate time, we will raise our defenses to the antitrust claims. The companion suit in the CDC was stayed by stipulation of the parties pending a decision by the Council.

Although we think that the allegations against us in these two proceedings are without merit and we intend to defend them vigorously, an adverse determination in either or both proceedings is possible. In view of the monetary amounts at issue, a final adverse determination may possibly result in a material decrease in our revenues and cash flow.

In addition to these proceedings, the Council institutes from time to time inquiries into various matters concerning our business, financial condition, financial arrangements, and agreements. These inquiries are made in various forms and may include a letter or the initiation of a docketed proceeding.

Adverse outcomes with respect to the appeal of our Rate Settlement Agreement with the Council or the FERC proceeding relating to the power purchase agreements comprising our resource plan could have a material adverse effect on our results of operations and financial condition.

On May 15, 2003, the Council approved an agreement (the "Rate Settlement Agreement") with us that settled several matters pertaining to (1) our application for an increase in our electric and gas base rates, (2) our application for authorization to enter into certain contracts for the purchase of capacity and energy, and (3) the participation by the Council in a proceeding brought by it and the Louisiana Public Service Commission before the FERC concerning rough production cost equalization under the system agreement among us and certain of our affiliates (the "System Agreement"). The terms of the Rate Settlement Agreement with the Council provide for, among other things, the following:

  an increase in our electric base rates by $18.4 million annually and an increase in our gas base rates by $11.8 million annually, that began with the first billing cycle in June 2003;
  the implementation of separate formula rate plans for electric and gas services that will be in effect until 2005 and that provide for a midpoint return on equity of 11.25%, based upon a capital structure that includes a target equity component of 42%, and that provide for us to earn a return on equity between 10.25% and 12.25% for our electric operations and between 11.0% and 11.5% for our gas operations, with earnings in those ranges not resulting in a change in rates;
  the implementation of a generation performance-based rate calculation in our electric fuel adjustment clause that will provide us with incentives to reduce our fuel and purchased power costs, such incentives being in the form of shared savings where we receive 10% of all such savings in excess of $20 million, based on a defined benchmark, subject to a limit of a 13.25% return on equity for our electric operations as provided for in the electric formula rate plan, and we bear 10% of any "negative" fuel and purchased power cost savings;
  the authorization for us to enter into certain agreements, including a capacity purchase call option and three power purchase agreements (collectively, the "PPAs") with certain of our affiliates, such PPAs being subject to the approval of the FERC; and
  the withdrawal by the Council as a complainant in the proceeding before the FERC concerning the System Agreement.

In the resolution approving the terms of the Rate Settlement Agreement, the Council indicated that, if the Council decided in favor of the ratepayers in the first of the two proceedings described in the immediately preceding Risk Factor, the impact of any such decision on the Rate Settlement Agreement would have to be determined. The Council also indicated in such resolution that the terms and conditions of our PPAs authorized by the Rate Settlement Agreement are fundamental to the Rate Settlement Agreement and, as a result of a decision of the FERC in the proceeding concerning the System Agreement or any FERC order requiring a material change in the terms and conditions of the PPAs, the Council may initiate an investigation to determine what prospective action, if any, would be warranted by any such decision or order to preserve the benefits that were otherwise projected to accrue to ratepayers under the Rate Settlement Agreement.

In accordance with the terms of the Rate Settlement Agreement, the Council filed on June 6, 2003 a notice of withdrawal as a complainant in the System Agreement proceeding before the FERC but will continue as an intervenor in the proceeding. On June 6, 2003, certain ratepayer-intervenors filed in the Civil District Court for the Parish of Orleans, Louisiana a petition for judicial review and appeal of the Council decision of May 15, 2003 approving the Rate Settlement Agreement. However, the rates established under the terms of the Rate Settlement Agreement remain in effect while the appeal is pending. We cannot predict the outcome of this appeal.

On May 30, 2003, the FERC accepted for filing the PPAs with certain of our affiliates that comprise part of our resource plan, effective June 1, 2003, subject to refund, but established a hearing process to review the justness and reasonableness of the PPAs. Several parties have intervened or filed protests regarding the request-for-proposals process and the PPAs filed with the FERC, and the proceeding is set for hearing in June 2004. We cannot predict the outcome of this proceeding.

FORWARD-LOOKING INFORMATION

From time to time we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Those statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that these forward-looking statements and the underlying assumptions are reasonable, we cannot provide assurance that they will prove to be correct.

Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those results expressed or implied in the statements. Some of those factors (in addition to other factors described elsewhere in this prospectus, any prospectus supplement, and subsequent securities filings) include:

    resolution of future rate cases and negotiations and other regulatory decisions, including those decisions related to the System Agreement and our utility supply plan;
    our ability to reduce our operation and maintenance costs, including the uncertainty of negotiations with unions to agree to such reductions;
    the performance of our generating plants;
    changes in regulation of nuclear generating facilities and nuclear materials and fuel, including possible shutdown of nuclear generating facilities;
    the prices and availability of power that we must purchase for our utility customers;
    changes in the financial markets, particularly those affecting the availability of capital and our ability to refinance existing debt and to fund capital expenditures;
    actions of rating agencies, including changes in the ratings of debt and preferred stock;
    changes in inflation and interest rates;
    volatility and changes in markets for electricity, natural gas, and other energy-related commodities;
    changes in utility regulation, including the beginning or end of retail and wholesale competition, the ability to recover net utility assets and other potential stranded costs, and the establishment of a regional transmission organization that includes our service territory;

    changes in law resulting from proposed energy legislation;

    changes in environmental, tax and other laws, including requirements for reduced emissions of sulfur, nitrogen, carbon, mercury, and other substances;

    the economic climate, and particularly growth in our service territory;
    variations in weather, hurricanes and other natural disasters;
    advances in technology;
    the potential impacts of threatened or actual terrorism and war;
    the effects of litigation;
    changes in accounting standards;
    changes in corporate governance and securities law requirements; and
    our ability to attract and to retain talented management and directors.

ENTERGY NEW ORLEANS, INC.

We are an electric and gas public utility company providing service to customers in the City of New Orleans, Louisiana since 1926.

We are owned by Entergy Corporation, which is a registered public utility holding company under the Public Utility Holding Company Act of 1935. The other major public utilities owned by Entergy Corporation are Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc., and Entergy Mississippi, Inc. Entergy Corporation also owns all of the common stock of System Energy Resources, Inc., the principal asset of which is its interest in the Grand Gulf Electric Generating Station. Capacity and energy from Grand Gulf are allocated among us, Entergy Arkansas, Inc., Entergy Louisiana, Inc., and Entergy Mississippi, Inc. under a unit power sales agreement. Our allocated share of Grand Gulf's capacity and energy, together with related costs, is 17%. Payments we make under the unit power sales agreement are generally recovered through rates set by the City Council which regulate our electric and gas services, rates and charges.

Together with Entergy Arkansas, Inc., Entergy Louisiana, Inc., and Entergy Mississippi, Inc., we own all of the capital stock of System Fuels, Inc. System Fuels, Inc. is a special purpose company which implements and maintains certain programs for the purchase, delivery and storage of fuel supplies for Entergy Corporation's utility subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public on the Internet at the SEC's website located at http:// www.sec.gov. You may read and copy any document at the SEC public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Call the SEC at 1-800-732-0330 for more information about the public reference room and how to request documents.

The SEC allows us to "incorporate by reference" the information filed by us with the SEC, which means we can refer you to important information without restating it in this prospectus. The information incorporated by reference is an important part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the filings listed below, and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement to which this prospectus relates and prior to the effectiveness of the registration statement and any such filings made prior to the time that the exchange offer is consummated:

  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003; and
  Our Current Report on Form 8-K dated February 20, 2004 (filed February 23, 2004).

You may access a copy of any or all of these filings, free of charge, at our website, which is located at http:// www. entergy.com, or by writing or calling us at the following address:

Mr. Christopher T. Screen
Assistant Secretary
Entergy New Orleans, Inc.
Post Office Box 61000
New Orleans, Louisiana 70161
(504) 576-4212

You may also direct your requests via e-mail to cscreen@entergy.com.

The information contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated by reference.

We have filed with the SEC a Registration Statement on Form S-4 under the Securities Act with respect to the exchange offer. This prospectus does not contain all the information set forth in the registration statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us, the Exchange Bonds, or the exchange offer, refer to the registration statement and the exhibits filed as a part thereof or incorporated by reference therein, which may be inspected at the public reference room of the SEC at the address set forth above. Statements made in this prospectus concerning the contents of any document referred to herein are not necessarily complete and in each instance are qualified in all respects by reference to the copy of such document filed as an exhibit to the registration statement.

Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any other subsequently filed document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

No person has been authorized to give any information or to make any representation not contained or incorporated by reference in this prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by us.

Neither the delivery of this prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or the dates that documents incorporated by reference in this prospectus were filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since those dates.

RATIO OF EARNINGS TO FIXED CHARGES

We have calculated ratios of earnings to fixed charges pursuant to Item 503 of Regulation S-K of the SEC as follows:

Twelve Months Ended
December 31,
1999	2000	2001	2002	2003
3.00	2.66	(a)	(b)	1.73

As defined in Regulation S-K of the SEC, "Earnings" represent the aggregate of (a) income before the cumulative effect of a change in accounting, (b) taxes based on income, (c) investment tax credit adjustments -- net and (d) fixed charges. "Fixed Charges" include interest (whether expensed or capitalized), related amortization and interest applicable to rentals charged to operating expenses.

  Our earnings for the twelve months ended December 31, 2001 were not adequate to cover fixed charges by $6.6 million.
  Our earnings for the twelve months ended December 31, 2002 were not adequate to cover fixed charges by $0.7 million.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of the Exchange Bonds in exchange for the Outstanding Bonds tendered pursuant to the exchange offer. In consideration for the issuance of the Exchange Bonds as contemplated by this prospectus, we will receive in exchange an identical principal amount of Outstanding Bonds. The Exchange Bonds will have terms substantially identical to the Outstanding Bonds for which they are exchanged. We will cancel and retire all the Outstanding Bonds surrendered in exchange for the Exchange Bonds, and such Outstanding Bonds may not be reissued.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

The outstanding unregistered First Mortgage Bonds, 3.875% Series due August 1, 2008 (which are referred to in this prospectus as the "3.875% Outstanding Bonds") were sold by us to the initial purchasers of those first mortgage bonds on July 31, 2003. The outstanding unregistered First Mortgage Bonds, 5.25% Series due August 1, 2013 (which are referred to in this prospectus as the "5.25% Outstanding Bonds") were sold by us to the initial purchasers of those first mortgage bonds on July 31, 2003. In connection with the sale of the Outstanding Bonds, we and the initial purchasers of the Outstanding Bonds entered into a registration rights agreement, pursuant to which we agreed (i) to file a registration statement with respect to an offer to exchange the Outstanding Bonds for Exchange Bonds with terms substantially identical to the Outstanding Bonds (except that the Exchange Bonds would not contain terms with respect to transfer restrictions, registration rights and penalty interest) within 210 days after the respective date of original issuance of the Outstanding Bonds and (ii) to use our best efforts to cause such registration statement to become effective under the Securities Act within 270 days after such respective issue date. If applicable law or interpretations of the staff of the SEC do not permit us to effect the exchange offer, or if certain holders of the Outstanding Bonds notify us that they are not permitted to participate in, or would not receive freely tradeable Exchange Bonds pursuant to, the exchange offer, we will use our best efforts to cause to become effective a shelf registration statement with respect to the resale of the Outstanding Bonds (the "Shelf Registration Statement") and to keep the Shelf Registration Statement effective until two years after the respective original issue date of the Outstanding Bonds or until all the Outstanding Bonds have been sold or otherwise cease to be "registrable bonds" within the meaning of the registration rights agreement. The interest rate on the Outstanding Bonds is subject to increase under certain circumstances if we are not in compliance with our obligations under the registration rights agreement. Unless the context requires otherwise, the term "holder" with respect to the exchange offer means the registered holder of Outstanding Bonds or any other person who has obtained a properly completed bond power from a registered holder.

Resale of Exchange Bonds

Based on interpretations by the staff of the SEC set forth in no action letters issued to third parties, we believe that, except as described below, the Exchange Bonds issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by respective holders thereof without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided (i) such Exchange Bonds are acquired in the ordinary course of such holder's business and (ii) such holder does not intend to participate in, has no arrangement or understanding with any person to participate in, and is not engaged in and does not intend to engage in, a distribution of the Exchange Bonds. A holder of Outstanding Bonds that is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act or that is a broker-dealer that purchased Outstanding Bonds from us to resell pursuant to an exemption from registration (a) cannot rely on such interpretations by the staff of the SEC, (b) will not be permitted or entitled to tender such Outstanding Bonds in the exchange offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of such Outstanding Bonds. Any holder who tenders in the exchange offer with the intention or for the purpose of participating in a distribution of the Exchange Bonds cannot rely on such interpretation by the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Unless an exemption from registration is otherwise available, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, resale or other retransfer of Exchange Bonds only as specifically set forth herein. Each broker-dealer that receives Exchange Bonds for its own account in exchange for Outstanding Bonds that were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Bonds. See "Plan of Distribution."

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any and all Outstanding Bonds properly tendered and not withdrawn prior to 5:00 P.M. New York time on the expiration date of the exchange offer. We will issue $1,000 principal amount of Exchange Bonds in exchange for each $1,000 principal amount of Outstanding Bonds surrendered pursuant to the exchange offer. Outstanding Bonds may be tendered only in integral multiples of $1,000.

The form and terms of the Exchange Bonds will be the same as the form and terms of the Outstanding Bonds, except that the Exchange Bonds will be registered under the Securities Act and hence will not bear legends restricting the transfer thereof. The Exchange Bonds will evidence the same debt as the Outstanding Bonds. The Exchange Bonds will be issued under and entitled to the benefits of the mortgage that also authorized the issuance of the Outstanding Bonds, such that the 3.875% Outstanding Bonds and the 3.875% Exchange Bonds will be treated as a single series of first mortgage bonds under the mortgage, and the 5.25% Outstanding Bonds and the 5.25% Exchange Bonds will be treated as a single series of first mortgage bonds under the mortgage.

The exchange offer is not conditioned upon any minimum aggregate principal amount of Outstanding Bonds being tendered for exchange. Holders of Outstanding Bonds do not have any appraisal or dissenters' rights in connection with the exchange offer.

As of the date of this prospectus, $100 million aggregate principal amount of the Outstanding Bonds are outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders of Outstanding Bonds. There will be no fixed record date for determining registered holders of Outstanding Bonds entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreements, the applicable requirements of the Securities Act, and the rules and regulations of the SEC thereunder. Outstanding Bonds that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest but will not retain any rights under the respective registration rights agreements.

We shall be deemed to have accepted for exchange properly tendered Outstanding Bonds when, as and if we shall have given oral or written notice thereof to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for purposes of receiving the Exchange Bonds from us. We expressly reserve the right to amend or terminate the exchange offer and not to accept for exchange any Outstanding Bonds not theretofore accepted for exchange upon the occurrence of any of the conditions specified below under "-Certain Conditions to the Exchange Offer."

Holders who tender Outstanding Bonds in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Outstanding Bonds pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "-Fees and Expenses."

Expiration Date; Extensions; Amendments

The term "Expiration Date" shall mean 5:00 P.M. New York time on ______________, 2004, unless we, in our sole discretion, extend the exchange offer, in which case the term "Expiration Date" shall mean the latest date and time to which the exchange offer is extended.

To extend the exchange offer, we will notify the exchange agent of any extension by written notice and will mail to the registered holders of Outstanding Bonds an announcement thereof, each prior to 9:00 A.M. New York time on the next business day after the Expiration Date.

We reserve the right, in our sole discretion, (i) to delay accepting for exchange any Outstanding Bonds, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "-Certain Conditions to the Exchange Offer" shall have occurred, shall exist or shall not have been satisfied, by giving written notice of such delay, extension or termination to the exchange agent or (ii) to amend the terms of the exchange offer in any manner that, in our good faith judgment, is advantageous to you, whether before or after any tender of the Outstanding Bonds. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of Outstanding Bonds. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such extended period.

Certain Conditions to the Exchange Offer

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange any Exchange Bonds for, any Outstanding Bonds, and may terminate the exchange offer as provided herein before the acceptance of any Outstanding Bonds for exchange, if we determine, in our reasonable discretion, that:

    an action or proceeding that would reasonably be expected to impair materially our ability to proceed with the exchange offer is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer;
    a law, statute, rule or regulation that would reasonably be expected to impair materially our ability to proceed with the exchange offer is proposed, adopted or enacted or an existing law, statute, rule or regulation is interpreted in a manner that might materially impair our ability to proceed with the exchange offer; or
    a governmental approval that we deem necessary for the consummation of the exchange offer as contemplated hereby has not been obtained.

We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Outstanding Bonds not theretofore accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Outstanding Bonds as promptly as practicable, such notice in the case of any extension to be issued no later than 9:00 A.M. New York time on the next business day after the previously scheduled Expiration Date.

The foregoing conditions are solely for our benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our reasonable judgment. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

In addition, we will not accept for exchange any Outstanding Bonds tendered, and no Exchange Bonds will be issued in exchange for any such Outstanding Bonds, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the mortgage under the Trust Indenture Act of 1939.

Procedures for Tendering

Only a holder of Outstanding Bonds may tender such Outstanding Bonds in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signature thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile to the exchange agent. In addition, either (i) Outstanding Bonds must be received by the exchange agent along with the letter of transmittal, or (ii) a timely confirmation of book-entry transfer (a "Book-Entry Confirmation") of such Outstanding Bonds, if such procedure is available, into the exchange agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below must be received by the exchange agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth below under "The Exchange Offer-Exchange Agent" prior to 5:00 P.M. New York time on the Expiration Date.

The tender by a holder that is not properly withdrawn will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

THE METHOD OF DELIVERY OF OUTSTANDING BONDS, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OUTSTANDING BONDS SHOULD BE SENT TO US. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

Each holder of Outstanding Bonds who wishes to exchange Outstanding Bonds for Exchange Bonds in the exchange offer will be required to make certain representations, including representations that (i) any Exchange Bonds to be received by it will be acquired in the ordinary course of its business, (ii) it is not engaged in and does not intend to engage in a distribution of the Exchange Bonds and (iii) it is not an "affiliate" of ours, within the meaning of Rule 405 under the Securities Act, or, if it is an affiliate of ours, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

Signatures on a letter of transmittal or a notice of withdrawal described below, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Outstanding Bonds tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or (ii) for the account of an Eligible Institution. If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantor must be a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934 that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal (an "Eligible Institution").

If the letter of transmittal is signed by a person other than the registered holder of any Outstanding Bonds listed therein, such Outstanding Bonds must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Outstanding Bonds with the signature thereon guaranteed by an Eligible Institution.

If the letter of transmittal or any Outstanding Bonds or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Outstanding Bonds and withdrawal of tendered Outstanding Bonds will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Outstanding Bonds not properly tendered or any Outstanding Bonds if acceptance would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Outstanding Bonds. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Bonds must be cured within such time as we will determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Outstanding Bonds, neither we, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of Outstanding Bonds will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Outstanding Bonds received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the Expiration Date.

In all cases, issuance of Exchange Bonds for Outstanding Bonds that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of Outstanding Bonds or a timely Book-Entry Confirmation of such Outstanding Bonds into the exchange agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed letter of transmittal and all other required documents. If any tendered Outstanding Bonds are not accepted for exchange for any reason set forth in the terms and conditions of the exchange offer or if Outstanding Bonds are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Outstanding Bonds will be returned without expense to the tendering holder thereof (or, in the case of Outstanding Bonds tendered by book-entry transfer into the exchange agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Outstanding Bonds will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

The exchange agent has established an account with respect to the Outstanding Bonds at the Book-Entry Transfer Facility for purposes of the exchange offer, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Outstanding Bonds by causing the Book-Entry Transfer Facility to transfer such Outstanding Bonds into the exchange agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. Although delivery of Outstanding Bonds may be effected through book-entry transfer at the Book-Entry Transfer Facility, the letter of transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under "-Exchange Agent" on or prior to the Expiration Date or, if the guaranteed delivery procedures described below are to be complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

Holders who wish to tender their Outstanding Bonds and (i) whose Outstanding Bonds are not immediately available or (ii) who cannot deliver their Outstanding Bonds, the letter of transmittal or any other required documents to the exchange agent prior to the Expiration Date, may effect a tender if:

(a) the tender is made through an Eligible Institution;

(b) prior to the Expiration Date, the exchange agent receives from such Eligible Institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the letter of transmittal (or a facsimile thereof) and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

(c) such properly completed and executed letter of transmittal (or a facsimile thereof), as well as all tendered Outstanding Bonds in proper form for transfer or a Book-Entry Confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the Expiration Date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their Outstanding Bonds according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided herein, tenders of Outstanding Bonds may be withdrawn at any time prior to 5:00 P.M. New York time on the Expiration Date.

For a withdrawal to be effective, a written notice of withdrawal must be timely received by the exchange agent at one of the addresses set forth below under "-Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Outstanding Bonds to be withdrawn, identify the Outstanding Bonds to be withdrawn (including the principal amount of such Outstanding Bonds), and (if certificates for Outstanding Bonds have been transmitted) specify the name in which such Outstanding Bonds were registered, if different from that of the withdrawing holder. If certificates for Outstanding Bonds have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Outstanding Bonds have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Outstanding Bonds and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us, and our determination shall be final and binding on all parties. Any Outstanding Bonds so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any Outstanding Bonds that have been tendered for exchange but that are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Outstanding Bonds tendered by book-entry transfer into the exchange agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Outstanding Bonds will be credited to an account maintained with such Book-Entry Transfer Facility for the Outstanding Bonds) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Outstanding Bonds may be retendered by following one of the procedures described under "-Procedures for Tendering" above at any time on or prior to the Expiration Date.

Exchange Agent

The Bank of New York has been appointed as exchange agent of the exchange offer. The Bank of New York is also the corporate trustee under the mortgage governing the Outstanding Bonds and the Exchange Bonds. Questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal, and requests for the notice of guaranteed delivery should be directed to the exchange agent addressed as follows:
By Hand or Overnight Courier or Registered or Certified Mail: The Bank of New York 101 Barclay Street, 7 East New York, New York 10286 Attn: Bernard Arsenec	By Facsimile: (212) 298-1915 (For Eligible Institutions Only) Confirm by Telephone: (212) 815-5098

Delivery to an address other than THAT listed above, or transmissions of instructions to a facsimile number other than THAT listed above, will not constitute a valid delivery.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopier, telephone or in person by our officers and employees.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

The cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be approximately $150,000. Such expenses include registration fees, fees and expenses of the exchange agent and trustee, accounting and legal fees, printing and mailing costs, and related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of Outstanding Bonds pursuant to the exchange offer. If, however, certificates representing Outstanding Bonds for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Outstanding Bonds tendered, or if tendered Outstanding Bonds are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of Outstanding Bonds pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Consequences of Failure to Exchange

Holders of Outstanding Bonds who do not exchange their Outstanding Bonds for Exchange Bonds pursuant to the exchange offer will continue to be subject to the restrictions on transfer, as set forth in the legend thereon, as a consequence of the issuance of the Outstanding Bonds pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Outstanding Bonds may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Your participation in the exchange offer is voluntary, and you should carefully consider whether to participate. We urge you to consult your financial and tax advisors in making a decision whether or not to tender your Outstanding Bonds. Please refer to the section in this prospectus entitled "Material United States Federal Income Tax Consequences."

As a result of the making of, and upon acceptance for exchange of all validly tendered Outstanding Bonds pursuant to the terms of, this exchange offer, we will have fulfilled covenants contained in the registration rights agreement. If you do not tender your Outstanding Bonds in the exchange offer, you will be entitled to all the rights and limitations applicable to the Outstanding Bonds under the mortgage, except for any rights under the registration rights agreement that by their terms end or cease to have further effectiveness as a result of the making of this exchange offer, including the rights to require us to register your Outstanding Bonds or pay additional interest. We do not currently anticipate that we will register the Outstanding Bonds under the Securities Act. See "Risk Factors."

DESCRIPTION OF THE EXCHANGE BONDS

General

The Exchange Bonds are to be issued under a supplemental indenture to the Mortgage and Deed of Trust dated as of May 1, 1987, with The Bank of New York, successor corporate trustee, and Stephen Giurlando, successor co-trustee, together referred to in this prospectus as trustees. The first mortgage bonds of all series that have been and may be issued under the mortgage, including the Exchange Bonds, are referred to under this caption as "first mortgage bonds."

 The statements herein concerning the Exchange Bonds and certain provisions of the mortgage are merely an outline and do not purport to be complete. They are qualified in their entirety by reference to the mortgage for complete statements and for the definitions of various terms and phrases.

Interest, Maturity and Payment

The 3.875% Exchange Bonds will mature on August 1, 2008 and will be issued in the aggregate principal amount of $30 million. The 5.25% Exchange Bonds will mature on August 1, 2013 and will be issued in the aggregate principal amount of $70 million. Interest on the 3.875% Exchange Bonds will accrue at the rate of 3.875% per year, and interest on the 5.25% Exchange Bonds will accrue at the rate of 5.25% per year. Interest on the Exchange Bonds will be calculated on the basis of a 360-day year comprised of twelve 30-day months. We will pay interest on the 3.875% Exchange Bonds and the 5.25% Exchange Bonds on February 1 and August 1 of each year, and at maturity, to holders of record at the close of business on the Business Day before each interest payment date. Interest starts to accrue on the Exchange Bonds from the last date on which interest was paid on the Outstanding Bonds. We have agreed to pay interest on any overdue principal and, if such payment is enforceable under applicable law, on any overdue installment of interest on the 3.875% Exchange Bonds at a rate of 4.875% per annum, and on the 5.25% Exchange Bonds at 6.25% per annum, to holders of record at the close of business on the Business Day immediately preceding any payment of interest.

If any interest payment date or maturity date falls on a day that is not a Business Day, the payment due on that interest payment date or maturity date will be made on the next Business Day and without any interest or other payment in respect of such delay.

Form

The Exchange Bonds will be represented by global certificates without coupons registered in the name of a nominee of The Depository Trust Company ("DTC"). As long as the Exchange Bonds are registered in the name of DTC or its nominee, we will pay principal, premium, if any, and interest due on the bonds to DTC. DTC will then make payment to its Participants (as defined herein) for disbursement to the Beneficial Owners (as defined herein) of the Exchange Bonds. See "-Book-Entry Securities."

Optional Redemption

If, at the time notice of redemption is given, the redemption monies are not held by the corporate trustee, the redemption may be made subject to receipt of such monies before the date fixed for redemption, and such notice shall be of no effect unless such monies are so received.

We may apply cash we deposit under any provision of the mortgage, with certain exceptions, to the redemption or purchase, including the purchase from us, of first mortgage bonds of any series including the Exchange Bonds.

Optional Redemption of 3.875% Exchange Bonds

The 3.875% Exchange Bonds will be redeemable at our option, in whole or in part, on not less than 30 days' nor more than 60 days' notice, at a redemption price equal to the greater of (a) 100% of the principal amount of the 3.875% Exchange Bonds being redeemed and (b) as determined by the Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal of and interest on the 3.875% Exchange Bonds being redeemed (excluding the portion of any such interest accrued to the redemption date), discounted (for purposes of determining such present values) to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 0.25%, plus, in each case, accrued and unpaid interest thereon to the redemption date.

Optional Redemption of 5.25% Exchange Bonds

The 5.25% Exchange Bonds will be redeemable at our option, in whole or in part, on not less than 30 days' nor more than 60 days' notice, at a redemption price equal to the greater of (a) 100% of the principal amount of the 5.25% Exchange Bonds being redeemed and (b) as determined by the Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal of and interest on the 5.25% Exchange Bonds being redeemed (excluding the portion of any such interest accrued to the redemption date), discounted (for purposes of determining such present values) to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 0.25%, plus, in each case, accrued and unpaid interest thereon to the redemption date.

Certain Definitions

"Adjusted Treasury Rate" means, with respect to any redemption date for an Exchange Bond:

(1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of such Exchange Bond, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

(2) if such release (or any successor release) is not published during the week preceding the calculation date for the Adjusted Treasury Rate or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Adjusted Treasury Rate shall be calculated on the third Business Day preceding the redemption date of such Exchange Bond.

"Business Day" means any day other than a Saturday or a Sunday or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the corporate trustee is closed for business.

"Comparable Treasury Issue" means, with respect to a 3.875% Exchange Bond, the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to August 1, 2008 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to August 1, 2008.

"Comparable Treasury Issue" means, with respect to a 5.25% Exchange Bond, the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to August 1, 2013 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to August 1, 2013.

"Comparable Treasury Price" means, with respect to any redemption date of an Exchange Bond, (1) the average of five Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest such Reference Treasury Dealer Quotations or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

"Independent Investment Banker" means, with respect to an Exchange Bond, one of the Reference Treasury Dealers that we appoint to act as the Independent Investment Banker from time to time or, if any of such firms is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

"Reference Treasury Dealer" means, (1) ABN AMRO Incorporated, Morgan Stanley & Co. Incorporated and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with us.

"Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date with respect to an Exchange Bond, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 P.M. on the third Business Day preceding such redemption date.

Redemption of Bonds at Option of Holders

The terms of the franchise ordinances pursuant to which we provide electric and gas service to the City of New Orleans state that the City has a continuing option to purchase our electric and gas properties. If all or substantially all of our property subject to the mortgage is taken or acquired by the City of New Orleans or any instrumentality or designee thereof, upon the consummation of this taking or acquisition, we have agreed to direct the corporate trustee to send a written notice to each registered holder of bonds of each series then outstanding stating that each such holder has the right to require us to redeem its bonds of each series, in whole or in part, at the special redemption price of 101% of the principal amount of the bonds of each series being redeemed plus accrued and unpaid interest thereon to the redemption date.

Upon the mailing of notice by the corporate trustee, each holder will have 45 days to deliver written notice to the corporate trustee of such holder's intent to have its bonds redeemed by us in accordance with the preceding paragraph on the 60th day following the date of the notice upon delivery and surrender of such bond. Only Cede & Co., DTC's nominee, as the registered holder of the bonds of each series, may elect to have bonds so redeemed. Accordingly, beneficial owners that desire to elect to have bonds so redeemed must instruct the Participant (as defined in "-Book-Entry Securities" below) through which they own their interest to direct DTC to elect to have their bonds so redeemed on their behalf by sending the requisite written notice to the corporate trustee. In order to ensure that the corporate trustee receives the requisite written notice in a timely fashion, the applicable Beneficial Owner (as defined in "-Book-Entry Securities" below) should consult the Participant through which it owns an interest in the bonds for the Participant's deadline for receiving instructions of this type. Participants may have different deadlines for accepting instructions from their customers.

Exchange or Redemption upon Merger or Consolidation

Although we do not currently have any plans to merge or consolidate with Entergy Louisiana, Inc., the mortgage provides that, in the event of such a merger or consolidation, we would have the right to offer to exchange all outstanding first mortgage bonds for a like principal amount of the new merged or consolidated company's first mortgage bonds with the same interest rates, interest payment dates, maturity dates and redemption provisions. Accordingly, if this type of exchange offer is made, holders of all outstanding first mortgage bonds, including the bonds offered by this prospectus, must either accept the exchange offer or tender their bonds to us for redemption at a redemption price of 100% of the principal amount of the bonds plus accrued and unpaid interest thereon to the redemption date.

Dividend Covenants

So long as any 3.875% Exchange Bonds or 5.25% Exchange Bonds remain outstanding, we will not pay any cash dividends on common stock or repurchase common stock after June 30, 2003, if, after giving effect to such dividends or purchases, the aggregate amount of such dividends or purchases after June 30, 2003 (other than dividends we have declared on or before June 30, 2003) exceeds credits to earned surplus after June 30, 2003 plus $150 million plus such additional amounts as the SEC shall approve under the Public Utility Holding Company Act of 1935.

Sinking or Improvement Fund

The Exchange Bonds are not subject to redemption under any sinking or improvement fund.

Security

The Exchange Bonds, together with all other first mortgage bonds outstanding now or in the future under the mortgage, will be secured by the mortgage. In the opinion of our counsel, the mortgage constitutes a first mortgage lien on substantially all of our property subject to:

    minor defects and encumbrances customarily found in similar utility properties, but which do not materially impair the use of the property in the conduct of our business;
    other liens, defects and encumbrances, if any, existing or created when we acquired the property;
    excepted encumbrances; and
    limitations under bankruptcy law.

The mortgage does not create a lien on the following "excepted property":
    cash and securities;
    merchandise, equipment, apparatus, materials or supplies held for sale or other disposition in the usual course of business or consumable during use;
    automobiles and other vehicles and aircraft, timber, minerals, mineral rights and royalties;
    receivables, contracts, leases and operating agreements; and
    properties released under the terms of the mortgage.

The mortgage contains provisions that impose a lien on property we acquire after the date of the mortgage, subject to pre-existing liens and subject to limitations in the case of consolidation, merger or a sale of substantially all of our assets.

The mortgage also provides that the trustees have a lien on the mortgaged property to ensure the payment of their reasonable compensation, expenses and disbursements and for indemnity against certain liabilities. This lien takes priority over the lien securing the first mortgage bonds.

Issuance of Additional First Mortgage Bonds

We can issue up to $10 billion in aggregate principal amount of first mortgage bonds under the mortgage. First mortgage bonds of any series may be issued from time to time on the following bases:

    70% of property additions after adjustments to offset retirements;
    retirements of first mortgage bonds or certain first mortgage bonds issued under our prior first mortgage; or
    the deposit of cash with the trustees.

Deposited cash may be withdrawn upon the bases stated in clauses (a) and (b) above. Property additions generally include electric, gas, steam or hot water property acquired after December 31, 1986. Property additions do not include securities, automobiles, vehicles or aircraft, or property used principally for the production or gathering of natural gas.

With certain exceptions, when first mortgage bonds are issued on the basis of retired first mortgage bonds as described in clause (b) above, the issuance of first mortgage bonds must meet an "earnings" test. The adjusted net earnings for 12 consecutive months of the preceding 18 months, before income taxes, must be at least twice the annual interest requirements on all first mortgage bonds outstanding at the time, plus the first mortgage bonds to be issued, plus all indebtedness, if any, of prior rank. Generally, interest on variable interest rate bonds, if any, is calculated using the average rate in effect during such 12-month period.

Net property additions available for the issuance of first mortgage bonds at December 31, 2003 were approximately $173.5 million. Our earnings for the twelve months ended December 31, 2003 were sufficient for us to issue $10 million of new first mortgage bonds under our mortgage covenants (other than bonds issued to refund outstanding bonds).

The mortgage contains restrictions on the issuance of first mortgage bonds against property subject to prior liens.

Other than the security afforded by the lien of the mortgage and the restrictions on the issuance of additional first mortgage bonds described above, the mortgage contains no provisions that grant protection to bondholders in the event of a highly leveraged transaction. However, such a transaction would require regulatory approval from the Council.

Release and Substitution of Property

Property other than the Municipalization Interest (as defined in the mortgage) may be released without applying any earnings test, upon the bases of (a) the deposit with the trustees of cash or, to a limited extent, purchase money mortgages; (b) property additions under the mortgage, after adjustments in certain cases to offset retirements and after making adjustments for certain prior lien bonds, if any, outstanding against property additions; and (c) a waiver of the right to issue first mortgage bonds. We can withdraw cash upon the bases stated in clauses (b) and (c) above.

Property owned by us on December 31, 1986 may be released from the lien of the mortgage on the basis of its depreciated book value. Unfunded property may be released without meeting the earnings test if, after its release, we would have at least one dollar in unfunded property that remains subject to the lien of the mortgage. All other property may be released on the basis of its cost, as defined in the mortgage.

Satisfaction and Discharge of Mortgage

Once we have provided for the payment of all first mortgage bonds (including the bonds currently being offered under this prospectus) and have paid all other sums due under the mortgage, the mortgage may be deemed satisfied and discharged. The first mortgage bonds will be considered paid once funds (which may be cash or obligations of the United States of America that do not permit redemption at the issuer's option) sufficient to pay the first mortgage bonds at maturity or upon redemption have been irrevocably set apart or deposited with the trustees. The trustees are entitled to receive an opinion of legal counsel to the effect that such setting apart or deposit does not require registration under the Investment Company Act of 1940, does not violate any applicable laws and does not result in a taxable event with respect to the bondholders prior to the time when they have a right to receive payment.

Modification

The rights of holders of first mortgage bonds may be modified with the consent of the holders of a majority in aggregate principal amount of the first mortgage bonds. If less than all series of first mortgage bonds are adversely affected by a modification, the consent of the holders of a majority in aggregate principal amount of the first mortgage bonds adversely affected is required. No modification of the terms of payment of the principal of and, premium, if any, and interest on, the first mortgage bonds, and no modification affecting the lien of the mortgage or reducing the percentage required for modification, is effective against any holder of first mortgage bonds without such holder's consent.

Defaults

Defaults under the mortgage are defined to include:

    default in the payment of principal;
    default for 30 days in the payment of interest;
    certain events of bankruptcy, insolvency or reorganization;
    the continuation of a default in other covenants for 90 days after notice (unless we have in good faith commenced efforts to perform the covenant); and
    default under a supplemental indenture.

The corporate trustee or the holders of 25% in aggregate principal amount of the first mortgage bonds may declare the principal and interest thereon to be due and payable on default. However, a majority of the holders may annul such declaration if we have cured the default. No holders of first mortgage bonds may enforce the lien of the mortgage without giving the trustees written notice of a default and unless the holders of 25% in aggregate principal amount of the first mortgage bonds have requested the trustees to act and offered them reasonable opportunity to act and indemnity satisfactory to them against the cost, expense and liabilities to be incurred thereby; and
  the trustees have failed to act.

The holders of a majority in aggregate principal amount of the first mortgage bonds may direct the time, method and place of conducting any proceedings for any remedy available to the trustees or exercising any trust or power conferred upon the trustees. The trustees are not required to risk their funds or incur personal liability if a reasonable ground exists for believing that repayment is not reasonably assured.

Evidence Furnished to the Trustees

Compliance with mortgage provisions is evidenced by written statements of our officers or persons selected or paid by us. In certain cases, opinions of counsel and certifications by an engineer, accountant, appraiser or other expert (who in some cases must be independent) are required. We provide to the trustees an annual statement as to whether or not we have fulfilled our obligations under the mortgage throughout the preceding calendar year.

Book-Entry Securities

DTC will act as securities depository for the Exchange Bonds. The Exchange Bonds will be issued as fully registered securities registered in the name of Cede & Co., the partnership nominee of DTC, or such other name as may be requested by an authorized representative of DTC. One fully registered Exchange Bond certificate will be issued for the 3.875% Exchange Bonds, in the aggregate principal amount of the 3.875% Exchange Bonds, and will be deposited with DTC. One fully registered Exchange Bond certificate will be issued for the 5.25% Exchange Bonds, in the aggregate principal amount of the 5.25% Exchange Bonds, and will also be deposited with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for United States and foreign equity issues, corporate and municipal debt issues, and money market instruments from countries that DTC participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between the accounts of Direct Participants, thereby eliminating the need for physical movement of securities certificates. Direct Participants include both United States and foreign securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is, in turn, owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, all of which clearing corporations are subsidiaries of DTCC, as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to other entities such as both United States and foreign securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants" and, together with Direct Participants, the "Participants"). The DTC rules applicable to its Participants are on file with the SEC.

Purchases of Exchange Bonds under the DTC system must be made by or through Direct Participants, which will receive a credit for the Exchange Bonds on the records of DTC. The ownership interest of each actual purchaser of each Exchange Bond ("Beneficial Owner") is in turn to be recorded on the records of the Direct Participant or the Indirect Participant. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Exchange Bonds are to be accomplished by entries made on the books of Direct Participants and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Exchange Bonds, except in the event that use of the book-entry system for the Exchange Bonds is discontinued.

To facilitate subsequent transfers, all Exchange Bonds deposited by Direct Participants with DTC are registered in the name of Cede & Co., the partnership nominee of DTC, or such other name as may be requested by an authorized representative of DTC. The deposit of Exchange Bonds with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Exchange Bonds; the records of DTC reflect only the identity of the Direct Participants to whose accounts such Exchange Bonds are credited, which may or may not be the Beneficial Owners. The Direct Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of Exchange Bonds may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Exchange Bonds, such as redemptions, tenders, defaults, and proposed amendments to the mortgage. For example, Beneficial Owners of Exchange Bonds may wish to ascertain that the nominee holding the Exchange Bonds for their benefit has agreed to obtain and to transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the trustee and request that copies of notices be provided directly to them.

Redemption notices shall be sent to DTC. If less than all the Exchange Bonds within an issue are being redeemed, the practice of DTC is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. nor any other DTC nominee will consent or vote with respect to Exchange Bonds unless authorized by a Direct Participant in accordance with DTC procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those Direct Participants to whose accounts Exchange Bonds are credited on the record date, identified in a listing attached to the omnibus proxy.

Redemption proceeds, principal payments, interest payments, and any premium payments on the Exchange Bonds will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. The practice of DTC is to credit the accounts of Direct Participants, upon the receipt by DTC of funds and corresponding detail information from us or the corporate trustee, on the payable date in accordance with their respective holdings shown on the records of DTC. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practice, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC or its nominee, the corporate trustee, any underwriters or dealers or agents, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal, interest, and any premium on the Exchange Bonds to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC is the responsibility of either the corporate trustee or us, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.

A Beneficial Owner shall give notice to elect to have its Exchange Bonds purchased or tendered, through its Participant, to the tender or remarketing agent and shall effect delivery of such Exchange Bonds by causing the Direct Participant to transfer the interest of the Participant in the Exchange Bonds, on the records of DTC, to the tender or remarketing agent. The requirement for physical delivery of Exchange Bonds in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the Exchange Bonds are transferred by Direct Participants on the records of DTC and followed by a book-entry credit of tendered Exchange Bonds to the DTC account of the tender or remarketing agent.

 DTC may discontinue providing its services as depository with respect to the Exchange Bonds at any time by giving reasonable notice to the corporate trustee or us. Under such circumstances, in the event that a successor depository is not obtained, Exchange Bond certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depository. In that event, Exchange Bond certificates will be printed and delivered.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the SEC set forth in no action letters issued to third parties, we believe that, except as described below, the Exchange Bonds issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by respective holders thereof without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided (i) such Exchange Bonds are acquired in the ordinary course of such holder's business and (ii) such holder does not intend to participate in, has no arrangement or understanding with any person to participate in, and is not engaged in and does not intend to engage in, a distribution of the Exchange Bonds. A holder of Outstanding Bonds that is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act or that is a broker-dealer that purchased Outstanding Bonds from us to resell pursuant to an exemption from registration (a) cannot rely on such interpretations by the staff of the SEC, (b) will not be permitted or entitled to tender such Outstanding Bonds in the exchange offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of such Outstanding Bonds. Any holder who tenders Outstanding Bonds in the exchange offer with the intention or for the purpose of participating in a distribution of the Exchange Bonds cannot rely on such interpretation by the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Unless an exemption from registration is otherwise available, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K under the Securities Act.

The staff of the SEC takes the position that a broker-dealer that has acquired securities in exchange for securities that were acquired by such broker-dealer as a result of market-making activities or other trading activities (a "Participating Broker-Dealer") may be deemed to be a "statutory" underwriter and may fulfill its prospectus delivery requirements with the prospectus contained in an exchange offer registration statement. Pursuant to the registration rights agreements, we have agreed to permit Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus in connection with the resale of such Exchange Bonds. We have agreed that, for a period of one year following the consummation of the exchange offer, we will make this prospectus, and any amendment or supplement to this prospectus, available to any broker-dealer that requests such documents in the letter of transmittal.

Each holder of Outstanding Bonds who wishes to exchange its Outstanding Bonds for Exchange Bonds in the exchange offer will be required to make certain representations to us as set forth in "The Exchange Offer-Procedures for Tendering." In addition, each holder who is a broker-dealer and who receives Exchange Bonds for its own account in exchange for Outstanding Bonds that were acquired by it as a result of market-making activities or other trading activities will be required to acknowledge that it will deliver a prospectus in connection with any resale by its of such Exchange Bonds.

We will not receive any proceeds from the issuance of the Exchange Bonds. Exchange Bonds received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Bonds or a combination of such methods of resale at market prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Bonds. Any broker-dealer that resells Exchange Bonds that were received by it for its own account in connection with the exchange offer and any broker or dealer that participates in a distribution of such Exchange Bonds may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Bonds and any commissions or concessions received by any such persons may be deemed to be "underwriting compensation" under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the Outstanding Bonds (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

There is presently no trading market for the Exchange Bonds, and there is no assurance that a market will develop since we do not intend to apply for listing of the Exchange Bonds on a national securities exchange or on the Nasdaq Stock Market.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the material United States federal income tax consequences of exchanging Outstanding Bonds for Exchange Bonds and of the ownership and disposition of the Exchange Bonds as of the date hereof and represents the opinion of Thelen Reid & Priest LLP, our counsel, insofar as it relates to matters of law or legal conclusions. Except where noted, it deals only with Exchange Bonds held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, and does not deal with special situations, such as those of dealers or traders in securities or currencies, banks, financial institutions, tax-exempt organizations, life insurance companies, real estate investment trusts, regulated investment companies, persons holding Exchange Bonds as a part of a hedging or conversion transaction or a straddle, persons who mark to market their securities, persons whose functional currency is not the United States dollar or former United States citizens or long-term residents who are subject to special rules on account of their loss of United States citizenship or resident alien status. In addition, this discussion does not address the tax consequences to persons who purchased Outstanding Bonds other than pursuant to their initial issuance and distribution, and who acquire Exchange Bonds other than in the exchange offer. It also does not include any description of any alternative minimum tax consequences or the tax laws of any state, local or foreign jurisdiction.

The discussion below is based upon the provisions of the Internal Revenue Code, Treasury Regulations promulgated thereunder, and administrative rulings and judicial decisions under the Internal Revenue Code as of the date hereof, all of which may be repealed, revoked or modified at any time, with either forward-looking or retroactive effect, so as to result in United States federal income tax consequences different from those discussed below.

AS A PROSPECTIVE HOLDER OF EXCHANGE BONDS, YOU ARE ADVISED TO CONSULT WITH YOUR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR OWNERSHIP AND DISPOSITION OF EXCHANGE BONDS IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR OTHER TAX LAWS.

As used herein, a "United States Holder" means a beneficial owner of Outstanding Bonds or Exchange Bonds that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate, the income of which is subject to United States federal income taxation regardless of its source, or a trust, the administration of which is subject to the primary supervision of a court within the United States and for which one or more United States persons have the authority to control all substantial decisions. As used herein, the term "Non-United States Holder" means a beneficial owner of Outstanding Bonds or Exchange Bonds that is not a United States Holder.

Exchange of Outstanding Bonds for Exchange Bonds

An exchange of Outstanding Bonds for Exchange Bonds in the exchange offer will not constitute a taxable exchange of the bonds for United States federal income tax purposes. Rather, the Exchange Bonds will be treated as a continuation of the Outstanding Bonds. As a result, you will not recognize any income, gain or loss for United States federal income tax purposes upon the exchange of your Outstanding Bonds for Exchange Bonds, and you will have the same tax basis and holding period in your Exchange Bonds as you had in your Outstanding Bonds immediately before the exchange.

United States Holders

Payments of Interest

Stated interest on Exchange Bonds will generally be taxable to a United States Holder as ordinary income at the time it is paid or accrued in accordance with the holder's method of accounting for tax purposes.

Sale, Exchange and Retirement of Exchange Bonds

Upon the sale, exchange or retirement of Exchange Bonds (including a deemed disposition for United States federal income tax purposes), a United States Holder will recognize gain or loss equal to the difference between (i) the amount realized upon the sale, exchange or retirement, other than amounts attributable to accrued but unpaid interest, and (ii) the holder's adjusted tax basis in the Exchange Bonds. The holder's adjusted tax basis in the Exchange Bonds will be, in general, its initial purchase price for the Outstanding Bonds it is exchanging. The gain or loss upon the sale, exchange or retirement of the Exchange Bonds will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement, the Exchange Bonds are treated as having been held for more than one year. Under current law, the deductibility of capital losses is subject to limitations. Capital gain of a non-corporate United States Holder is generally taxed at a maximum rate of 15% for years 2004 through 2008, and 20% for years 2009 and later, where the property is held for more than one year. For property held for one year or less, capital gain of a non-corporate United States Holder is generally taxed at rates applicable to ordinary income.

Non-United States Holders

Non-United States Holders not engaged in a trade or business within the United States

Payments of Interest

Except as described in the following paragraph, a Non-United States Holder will not be subject to federal income tax on interest received on the Exchange Bonds if the interest is not effectively connected with a trade or business that the holder conducts within the United States. To obtain this tax-free treatment, the holder (or a financial institution acting on behalf of the holder) must file a statement with us or our paying agent confirming that the holder is the beneficial owner of the Exchange Bonds and is not a United States person. The holder should make the statement on Internal Revenue Service Form W-8BEN, which requires the holder to certify, under penalties of perjury, the holder's name, address and status as a non-United States person. Alternatively, a financial institution holding the Exchange Bonds on behalf of the holder may file a statement confirming the holder's status as a non-United States person if the financial institution is in possession of documentary evidence of the non-United States status, as prescribed in the Treasury Regulations. However, if we have actual knowledge or reason to know that the beneficial owner of the Exchange Bonds is a United States Holder, we must disregard any certificate or statement to the contrary and withhold federal income tax.

The exemption described above is not available to a Non-United States Holder that (a) owns 10% or more of our stock, either actually or by application of constructive ownership rules, or (b) is a controlled foreign corporation related to us through stock ownership. We will withhold federal income tax at the rate of 30% (or lower treaty rate, if applicable) in the case of interest payments to holders described in this paragraph.

Sale, Exchange and Retirement of Exchange Bonds

A Non-United States Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale, exchange or retirement of Exchange Bonds (including a deemed disposition for United States federal income tax purposes) unless (1) the gain is effectively connected with the holder's trade or business in the United States (discussed below); or (2) in the case of a Non-United States Holder who is an individual and holds the Exchange Bonds as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met. However, any amount attributable to accrued but unpaid interest on the Exchange Bonds will be treated in the same manner as payments of interest on the Exchange Bonds made to the Non-United States Holder, as described above.

Non-United States Holders engaged in a trade or business within the United States

Payments of Interest

Interest paid on Exchange Bonds that is effectively connected with the conduct by a Non-United States Holder of a trade or business in the United States is generally taxed at the graduated rates that are applicable to United States persons. In the case of a Non-United States Holder that is a corporation, effectively connected earnings and profits (which may include effectively connected interest received on the Exchange Bonds) that are not currently distributed may also be subject to the United States federal branch profits at a 30% rate, unless the tax is reduced or eliminated by an applicable income tax treaty. We will not withhold United States federal income tax on interest paid on Exchange Bonds to a Non-United States Holder if the holder furnishes us with Internal Revenue Service Form W-8ECI establishing that the interest is effectively connected. If a Non-United States Holder engaged in a trade or business within the United States receives interest that is not effectively connected with the trade or business, the interest will be taxed in the manner described above in the case of Non-United States Holders who are not engaged in a trade or business within the United States.

Sale, Exchange or Retirement of Exchange Bonds

Gain derived by a Non-United States Holder from the sale or other disposition (including a deemed disposition for United States federal income tax purposes) of Exchange Bonds that is effectively connected with the conduct by the holder of a trade or business in the United States is generally taxed at the graduated rates that are applicable to United States persons. In the case of a Non-United States Holder that is a corporation, effectively connected income may also be subject to the United States federal branch profits tax.

Information Reporting and Backup Withholding

Payments to United States Holders of interest on, and the proceeds from the sale, retirement or other disposition of, Exchange Bonds are subject to information reporting unless the holder establishes an exemption.

Payments to United States Holders of interest on, or the proceeds from the sale, retirement, or other disposition of, Exchange Bonds may be subject to "backup withholding" tax if (a) the holder fails to certify his or her correct social security number or other taxpayer identification number ("TIN") to the payor responsible for backup withholding (for example, the Holder's securities broker) on Internal Revenue Service Form W-9 or a substantially similar form signed under penalty of perjury, or (b) the Internal Revenue Service notifies the payor that the holder is subject to backup withholding due to the holder's failure to properly report interest and dividends on his or her tax return. The backup withholding rate for years 2004 though 2010 is 28%; and for years 2011 and later, 31%.

Backup withholding does not apply to interest payments made to exempt recipients, such as corporations.

Non-United States Holders will be subject to backup withholding and information reporting with respect to payments of principal or interest on the Exchange Bonds unless (i) the holder provides a properly completed and signed Internal Revenue Service Form W-8BEN (or acceptable substitute) and the payor does not have actual knowledge or reason to know that the form is incorrect, or (ii) the beneficial owner otherwise establishes an exemption.

In addition, Non-United States Holders generally will not be subject to information reporting or backup withholding with respect to payments of principal or interest on the Exchange Bonds paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the holder, or with respect to the payment of the proceeds of the sale of Exchange Bonds to the holder by a foreign office of a broker. If, however, the foreign office acting for a Non-United States Holder is an office of a United States person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a United States trade or business, or a foreign partnership with certain connections to the United States, payments of principal, interest or proceeds will be subject to information reporting unless (i) the custodian, nominee, agent or broker has documentary evidence that the beneficial owner is not a United States person and certain other conditions are met, or (ii) the beneficial owner otherwise establishes an exemption. Payments that are subject to information reporting as described in the preceding sentence will not be subject to backup withholding unless the payor has actual knowledge or reason to know that the payee is a United States person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a credit or a refund against the holder's United States federal income tax liability, if certain required information is provided to the Internal Revenue Service.

EXPERTS

The financial statements and related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGALITY

The validity of the Exchange Bonds will be passed upon for us by Mark G. Otts, Senior Counsel, Entergy Services, Inc., as to matters of Louisiana law, and Thelen Reid & Priest LLP, New York, New York. Thelen Reid & Priest LLP may rely on the opinion of Mark G. Otts as to matters of Louisiana law relevant to its opinion.

All matters pertaining to our organization and to franchises, titles to property and the lien of the mortgage under Louisiana law will be passed upon for us by Mark G. Otts.

The statements as to matters of law and legal conclusions made under "Description of the Exchange Bonds-Security" in this prospectus have been reviewed by Mark G. Otts and are set forth herein in reliance upon his opinions and authority as an expert.

The statements as to matters of law and legal conclusions made under "Material United States Federal Income Tax Consequences" in this prospectus have been reviewed by Thelen Reid & Priest LLP and are set forth herein in reliance upon their opinion and upon their authority as experts.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. 9; Indemnification of Directors and Officers

Entergy New Orleans, Inc. (the "Company") has insurance covering its expenditures that might arise in connection with its lawful indemnification of its directors and officers for certain of their liabilities and expenses. Directors and officers of the Company also have insurance that insures them against certain other liabilities and expenses. The corporation laws of Louisiana permit indemnification of directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended (the "Securities Act"), and under the Company's Amended and Restated Articles of Incorporation. Its officers and directors may generally be indemnified to the full extent of such laws.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits
Number	Description of Exhibit
*3.01	Amended and Restated Articles of Incorporation of Entergy New Orleans, Inc. effective November 15, 1999 (filed as Exhibit 3(a) to the Form S-3 in 333-95599).
*3.02	By-Laws of Entergy New Orleans, Inc. effective November 30, 1999, and as presently in effect (filed as Exhibit 3(b) to the Form S-3 in 333-95599).
*4.01

Mortgage and Deed of Trust, as amended by eleven Supplemental Indentures (filed, respectively, as Exhibits in the file numbers indicated): A-2(c) to Rule 24 Certificate in 70-7350 (Mortgage); A-5(b) to Rule 24 Certificate in 70-7350 (First); A-4(b) to Rule 24 Certificate in 70-7448 (Second); 4(b)4 to Form 10-K for year ended 1992 in 0-5807 (Third); 4(a) to Form 10-Q for the quarter ended September 30, 1993 in 0-5807 (Fourth); 4(a) to Form 8-K dated April 26, 1995 in 0-5807 (Fifth); 4(a) to Form 8-K dated March 20, 1996 in 0-5807 (Sixth); 4(b)to Form 10-Q, for the quarter ended June 30, 1998 (Seventh); 4(d) to Form 10-Q, for the quarter ended June 30, 2000 in 0-5807 (Eighth); C-5(a) to Form U5S for the year ended December 31, 2000 (Ninth); 4(b) to Form 10-Q for the quarter ended September 30, 2002 in 0-5807 (Tenth); and 4(k) to Form 10-Q for the quarter ended June 30, 2003 in 0-5807 (Eleventh).

4.02	Registration Rights Agreement dated as of July 31, 2003, among Entergy New Orleans, Inc., ABN AMRO Incorporated, Morgan Stanley & Co. Incorporated, and Hibernia Southcoast Capital, Inc.
5.01	Opinion of Mark G. Otts as to legality of the Exchange Bonds.
5.02	Opinion of Thelen Reid & Priest LLP as to legality of the Exchange Bonds.
8.01	Opinion of Thelen Reid & Priest LLP as to federal income tax matters.
*12.01	Statement Re: Computation of Ratio of Earnings to Fixed Charges (filed as Exhibit 12(e) to the Form 10-K of Entergy New Orleans, Inc. for the year ended December 31, 2003 in 0-5807).
23.01	Consent of Deloitte & Touche LLP.
23.02	Consent of Mark G. Otts (included in Exhibit 5.01 hereto).
23.03 24.01	Consent of Thelen Reid & Priest LLP (included in Exhibits 5.02 and 8.01 hereto). Power of Attorney (included on p. S-1).
25.01 25.02

Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York, Corporate Trustee under the Mortgage and Deed of Trust.

Form T-2 Statement of Eligibility under the Trust Indenture Act of 1939 of Stephen Giurlando, as co-Trustee under the Mortgage and Deed of Trust.

99.01	Form of Letter of Transmittal.
99.02	Form of Notice of Guaranteed Delivery.
99.03	Form of Instruction to Registered Holder and/or Participant of the Book-Entry Transfer Facility.

___________________
*Incorporated by reference herein.

(b) Financial Statement Schedules

None

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(6) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(7) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on March 12, 2004.

ENTERGY NEW ORLEANS, INC.

By:	/s/ Steven C. McNeal Steven C. McNeal Vice President and Treasurer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Nathan E. Langston, Steven C. McNeal, and Frank Williford, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and to perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
/s/ Daniel F. Packer
Daniel F. Packer	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	March 12, 2004

/s/ Jay A. Lewis Jay A. Lewis /s/ Nathan E. Langston Nathan E. Langston	Vice President and Chief Financial Officer (Principal Financial Officer) Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	March 12, 2004 March 12, 2004

/s/ Leo P. Denault
Leo P. Denault	Director	March 12, 2004

/s/ Donald C. Hintz Donald C. Hintz /s/ Richard J. Smith Richard J. Smith	Director Director	March 12, 2004 March 12, 2004

EXHIBIT INDEX
Number	Description of Exhibit
*3.01	Amended and Restated Articles of Incorporation of Entergy New Orleans, Inc. effective November 15, 1999 (filed as Exhibit 3(a) to the Form S-3 in 333-95599).
*3.02	By-Laws of Entergy New Orleans, Inc. effective November 30, 1999, and as presently in effect (filed as Exhibit 3(b) to the Form S-3 in 333-95599).
*4.01

Mortgage and Deed of Trust, as amended by eleven Supplemental Indentures (filed, respectively, as Exhibits in the file numbers indicated): A-2(c) to Rule 24 Certificate in 70-7350 (Mortgage); A-5(b) to Rule 24 Certificate in 70-7350 (First); A-4(b) to Rule 24 Certificate in 70-7448 (Second); 4(b)4 to Form 10-K for year ended 1992 in 0-5807 (Third); 4(a) to Form 10-Q for the quarter ended September 30, 1993 in 0-5807 (Fourth); 4(a) to Form 8-K dated April 26, 1995 in 0-5807 (Fifth); 4(a) to Form 8-K dated March 20, 1996 in 0-5807 (Sixth); 4(b)to Form 10-Q, for the quarter ended June 30, 1998 (Seventh); 4(d) to Form 10-Q, for the quarter ended June 30, 2000 in 0-5807 (Eighth); C-5(a) to Form U5S for the year ended December 31, 2000 (Ninth); 4(b) to Form 10-Q for the quarter ended September 30, 2002 in 0-5807 (Tenth); and 4(k) to Form 10-Q for the quarter ended June 30, 2003 in 0-5807 (Eleventh).

4.02	Registration Rights Agreement dated as of July 31, 2003, among Entergy New Orleans, Inc., ABN AMRO Incorporated, Morgan Stanley & Co. Incorporated, and Hibernia Southcoast Capital, Inc.
5.01	Opinion of Mark G. Otts as to legality of the Exchange Bonds.
5.02	Opinion of Thelen Reid & Priest LLP as to legality of the Exchange Bonds.
8.01	Opinion of Thelen Reid & Priest LLP as to federal income tax matters.
*12.01	Statement Re: Computation of Ratio of Earnings to Fixed Charges (filed as Exhibit 12(e) to the Form 10-K of Entergy New Orleans, Inc. for the year ended December 31, 2003 in 0-5807).
23.01	Consent of Deloitte & Touche LLP.
23.02	Consent of Mark G. Otts (included in Exhibit 5.01 hereto).
23.03 24.01	Consent of Thelen Reid & Priest LLP (included in Exhibits 5.02 and 8.01 hereto). Power of Attorney (included on p. S-1).
25.01 25.02

Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York, Corporate Trustee under the Mortgage and Deed of Trust.

Form T-2 Statement of Eligibility under the Trust Indenture Act of 1939 of Stephen Giurlando, as co-Trustee under the Mortgage and Deed of Trust.

99.01	Form of Letter of Transmittal.
99.02	Form of Notice of Guaranteed Delivery.
99.03	Form of Instruction to Registered Holder and/or Participant of the Book-Entry Transfer Facility.

___________________
*Incorporated by reference herein.